Exhibit 99.1

Press Release

AMSC REPORTS FOURTH QUARTER AND FULL YEAR

FISCAL 2007 FINANCIAL RESULTS

•	Fourth-Quarter Revenues Increased 101 Percent Year Over Year

•	Full Fiscal 2007 Revenues More Than Doubled to $112.4 Million

•	Record Gross Margin of 28.5 Percent Achieved for Full Fiscal 2007

•	Total Backlog as of March 31, 2008 Increased to $199 Million

•	Fiscal 2008 Revenue Forecast Revised Upward

DEVENS, Mass., May 8, 2008 – American Superconductor Corporation (NASDAQ: AMSC), a leading energy technologies company, today reported financial results for the fourth quarter and full fiscal year 2007 ended March 31, 2008.

Revenues for the fourth quarter of fiscal 2007 were a record $38.4 million, a 101 percent increase from $19.1 million in revenues for the fourth quarter of fiscal 2006. Gross margin for the fourth quarter of fiscal 2007 was 33.2 percent, which compares with 5.7 percent for the fourth quarter of fiscal 2006.

The company’s net loss for the fourth quarter of fiscal 2007 was $1.8 million, or $0.04 per share. This figure includes $3.6 million in restructuring and impairment charges related primarily to the previously announced consolidation of AMSC’s operations in Massachusetts, and a gain of $0.9 million primarily resulting from a mark-to-market adjustment on an outstanding warrant. This compares to a net loss for the fourth quarter of fiscal 2006 of $11.4 million, or $0.33 per share. Net loss in each period includes non-cash, pre-tax charges for amortization of acquisition-related intangibles, stock compensation expense and mark-to-market adjustments on an outstanding warrant. Such charges totaled $1.0 million for the fourth quarter of fiscal 2007, compared to $2.1 million for the fourth quarter of fiscal 2006.

Earnings before interest, taxes, other income and expense, depreciation, amortization and stock-based compensation (EBITDAS) was a positive $0.4 million for the fourth quarter of fiscal 2007. This figure was negatively impacted by the aforementioned $3.6 million in restructuring and impairment charges. This compares to an EBITDAS loss of $8.7 million for the fourth quarter of fiscal 2006. Please refer to the financial schedules attached to this press release for reconciliation of EBITDAS to GAAP net loss.

Revenues for full year fiscal 2007 were $112.4 million, an increase of 115 percent from $52.2 million for full year fiscal 2006. Gross margin for full year fiscal 2007 was 28.5 percent, which compares with a negative gross margin of 0.6 percent for full year fiscal 2006. The company’s net loss for full year fiscal 2007 was $25.4 million, or $0.65 per share, which compares to a net loss for full year fiscal 2006 of $34.7 million, or $1.04 per share. Net loss for fiscal 2007 includes approximately $12.4 million of non-cash, pre-tax charges for amortization of acquisition related intangibles, stock compensation and mark-to-market adjustments on an outstanding warrant, compared to $4.7 million of such non-cash, pre-tax charges for fiscal 2006. The company’s EBITDAS loss for full year fiscal 2007 was $9.1 million, which compares with an EBITDAS loss of $28.1 million for the prior fiscal year.

Cash, cash equivalents, and marketable securities at March 31, 2008 were $106.2 million, a decrease of $1.6 million from cash, cash equivalents and marketable securities of $107.8 million at December 31, 2007. Of the aforementioned decrease, $0.7 million of cash was reclassified as restricted cash. Cash, cash equivalents and marketable securities decreased by approximately $0.9 million in the fourth quarter of fiscal 2007 net of amounts reclassified to restricted cash.

The company reported backlog as of March 31, 2008 of approximately $199 million compared with $168 million as of December 31, 2007 and $76.8 million as of March 31, 2007.

“The fourth quarter was a resounding financial success for AMSC,” said Greg Yurek, AMSC’s founder and chief executive officer. “We generated record revenues and gross margins based on the strength of our commercial sales into the wind power and electric utility markets. In addition, AMSC achieved positive EBITDAS for the fourth quarter. This capped off a strong year of growth and operational enhancements at AMSC, including the integration of two acquisitions, the consolidation of our Massachusetts operations and the formation of AMSC China. We are confident that fiscal 2008 will be an even greater success for AMSC.”

Financial Forecast

“AMSC entered the first quarter of fiscal 2008 with significant momentum and visibility, providing us with confidence that our strong growth rate will continue through this fiscal year,” said David Henry, senior vice president and chief financial officer. “We anticipate that revenues for fiscal 2008 will increase to a range of $165 million to $175 million. We expect our bottom line to improve significantly again and anticipate a net loss of $9 million to $12 million, or $0.21 to $0.28 per share, for fiscal 2008. For fiscal 2008, we expect EBITDAS in the range of $3 million to $7 million.”

Conference Call Reminder

In conjunction with this announcement, AMSC management will participate in a conference call with investors beginning at 10:00 a.m. ET today to discuss the company’s results and its business outlook. Those who wish to listen to the live conference call webcast should visit the “Investors” section of the company’s website at www.amsc.com/investors. The live call also can be accessed by dialing (913) 312-0419 and using conference ID 3463050. A telephonic playback of the call will be available from 1:00 p.m. ET on May 8, 2008 through 1:00 p.m. ET on May 15, 2008. Please call (719) 457-0820 and refer to conference ID 3463050 to access the playback.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Three months ended March 31,		Year ended March 31,
	2008	2007	2008	2007
Revenues:
Power Systems	$34,333	$13,712	$96,823	$30,850
Superconductors	4,046	5,374	15,573	21,333

Total revenues	38,379	19,086	112,396	52,183

Cost of revenues	25,635	18,006	80,363	52,502

Gross profit	12,744	1,080	32,033	(319)

Operating expenses:
Research and development	3,689	5,753	15,651	17,453
Selling, general and administrative	7,746	5,476	28,752	17,503
Amortization of acquisition related intangibles	489	590	5,058	590
Restructuring and impairments	3,641	667	7,462	667

Total operating expenses	15,565	12,486	56,923	36,213

Operating loss	(2,821)	(11,406)	(24,890)	(36,532)

Interest income	1,085	399	3,977	2,179
Other income (expense), net	904	(524)	(1,654)	(424)

Loss before income tax	(832)	(11,531)	(22,567)	(34,777)

Income tax expense (benefit)	980	(102)	2,880	(102)

Net loss	$(1,812)	$(11,429)	$(25,447)	$(34,675)

Net loss per common share
Basic and Diluted	$(0.04)	$(0.33)	$(0.65)	$(1.04)

Weighted average number of common shares outstanding
Basic and Diluted	41,169	34,394	39,137	33,261

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2008	March 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$67,834	$15,925
Marketable securities	38,398	19,399
Accounts receivable, net	37,108	18,053
Inventory	10,907	6,853
Prepaid expenses and other current assets	16,779	1,505
Deferred tax assets	2,293	514

Total current assets	173,319	62,249

Property, plant and equipment, net	54,308	49,928

Goodwill	18,530	5,126
Other intangibles, net	11,584	12,849
Other assets	3,493	2,281

Total assets	$261,234	$132,433

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$38,356	$23,532
Deferred revenue and customer deposits	10,629	3,775

Total current liabilities	48,985	27,307

Non-current liabilities:
Deferred revenue and customer deposits	2,044	867
Deferred tax liabilities	1,244	2,518
Other non-current liabilities	509	120

Total liabilities	52,782	30,812

Stockholders’ equity:
Common stock	415	350
Additional paid-in capital	615,017	486,181
Accumulated other comprehensive income	3,522	145
Accumulated deficit	(410,502)	(385,055)

Total stockholders’ equity	208,452	101,621

Total liabilities and stockholders’ equity	$261,234	$132,433

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year ended December 31,
	2008	2007
Cash flows from operating activities:
Net loss	$(25,447)	$(34,675)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation and amortization	10,095	4,750
Stock-based compensation expense	5,665	3,680
Stock-based compensation expense – non-employee	232	292
Impairment charges on long-lived assets	757	144
Inventory write-down charges	933	1,201
Re-valuation of warrant	1,652	408
Change in deferred income taxes	(3,424)	(119)
Other non-cash items	697	391
Changes in operating asset and liability accounts, excluding the effect of acquisition:
Accounts receivable	(20,330)	(6,281)
Inventory	(4,410)	1,072
Prepaid expenses and other current assets	(2,853)	140
Accounts payable and accrued expenses	11,635	3,595
Deferred revenue	6,975	2,641

Net cash used in operating activities	(17,823)	(22,761)

Cash flows from investing activities:
Purchase of property, plant and equipment	(8,598)	(10,046)
Proceeds from the sale of property, plant and equipment	1,360	92
Purchase of marketable securities	(174,650)	(62,562)
Proceeds from the maturity of marketable securities	155,917	73,785
Increase in restricted cash	(13,172)	—
Acquisition costs, net of cash acquired in acquisitions	(102)	(387)
Purchase of intangible assets	(1,264)	(862)
Change in other assets	49	(29)

Net cash used in investing activities	(40,460)	(9)

Cash flows from financing activities:
Proceeds from secondary public offering, net	93,612	—
Proceeds from issuances of common stock, net	14,820	3,524

Net cash provided by financing activities	108,432	3,524

Effect of exchange rate changes on cash and cash equivalents	1,760	—

Net increase (decrease) in cash and cash equivalents	51,909	(19,246)
Cash and cash equivalents at beginning of period	15,925	35,171

Cash and cash equivalents at end of period	$67,834	$15,925

Reconciliation of Net Loss to EBITDAS (1)

(In thousands)

	Three months ended March 31,		Year ended March 31,
	2008	2007	2008	2007
Net Loss	$(1,812)	$(11,429)	$(25,447)	$(34,675)
Interest income	(1,085)	(399)	(3,977)	(2,179)
Other income (expense), net	(904)	524	1,654	424
Income tax expense	980	(102)	2,880	(102)
Depreciation and amortization	1,925	1,708	10,094	4,750

EBITDA	(896)	(9,698)	(14,796)	(31,782)
Stock-based compensation	1,307	962	5,665	3,680

EBITDAS	$411	$(8,736)	$(9,131)	$(28,102)

Reconciliation of Forecast Net Loss to Forecast EBITDAS (1)

(In thousands)

	High	Low
Net loss	$(9,000)	$(12,000)
Interest income	(4,500)	(4,000)
Other expense, net	1,500	1,000
Income tax expense	3,000	2,500
Depreciation and amortization	8,000	8,000

EBITDA	(1,000)	(4,500)
Stock-based compensation	8,000	7,500

EBITDAS	$7,000	$3,000

(1)	EBITDAS is a non-GAAP financial measure defined by the company as net income before interest, taxes, other income and expense, depreciation and amortization, and stock-based compensation. The company believes EBITDAS is an important measurement for management and investors given the increasing effect that non-cash charges such as stock compensation, amortization related to acquisitions, taxes associated with AMSC Windtec, and depreciation of capital equipment will have on the company’s net income (loss). The company regards EBITDAS as a useful measure of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDAS will provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. This measure, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of EBITDAS to GAAP net income (loss) is set forth in the table above.

About American Superconductor (NASDAQ: AMSC)

AMSC is a leading energy technologies company offering an array of solutions based on two proprietary technologies: programmable power electronic converters and high temperature superconductor (HTS) wires. The company’s products, services and system-level solutions enable cleaner, more efficient and more reliable generation, delivery and use of electric power. AMSC is a leader in alternative energy, offering grid interconnection solutions as well as licensed wind energy designs and electrical systems. As the world’s principal supplier of HTS wire, the company is enabling a new generation of compact, high-power electrical products, including power cables, grid-level surge protectors, Secure Super Grids(TM), motors, generators, and advanced transportation and defense systems. AMSC also provides utility and industrial customers worldwide with voltage regulation systems that dramatically enhance power grid capacity, reliability and security, as well as industrial productivity. The company’s technologies are protected by a broad and deep intellectual property portfolio consisting of hundreds of patents and licenses worldwide. More information is available at www.amsc.com.

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American Superconductor and design, Revolutionizing the Way the World Uses Electricity, AMSC, Powered by AMSC, SuperVAR, D-VAR, DVC, PQ-IVR, PowerModule, PQ-SVC, Secure Super Grids, Windtec and SuperGEAR are trademarks or registered trademarks of American Superconductor Corporation or its subsidiaries.

Any statements in this release about future expectations, plans and prospects for the company, including our expectations regarding the future financial performance of the company and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements. Such factors include:

uncertainties regarding the company’s ability to obtain anticipated funding from corporate and government contracts, to successfully develop, manufacture and market commercial products, and to secure anticipated orders; the risk that a robust market may not develop for the company’s products; the risk that strategic alliances and other contracts may be terminated; the risk that certain technologies utilized by the company will infringe intellectual property rights of others; and the competition encountered by the company. Reference is made to these and other factors discussed in the “Risk Factors” section of the company’s most recent quarterly or annual report filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the company’s views as of the date of this release. While the company anticipates that subsequent events and developments may cause the company’s views to change, the company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date this press release is issued.

Contact Information:

Jason Fredette

Director of Investor & Media Relations

American Superconductor Corporation (NASDAQ: AMSC)

978-842-3177

jfredette@amsc.com